UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): November 29, 2007

                              ABITIBIBOWATER INC.
               (Exact name of Registrant as Specified in Charter)


        Delaware                        001-33776               98-0526415
(State or other Jurisdiction of  (Commission File Number)    (I.R.S. Employer
Incorporation or Organization)                           Identification Number)


                               AbitibiBowater Inc.
                         1155 Metcalfe Street, Suite 800
                                Montreal, Quebec
                                 Canada H3B 5H2
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (514) 875-2160


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

| | Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

| | Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

| |  Pre-commencement   communications  pursuant  to  Rule  14d-2(b)  under  the
     Exchange Act (17 CFR 240.14d-2(b))

| |  Pre-commencement   communications  pursuant  to  Rule  13e-4(c)  under  the
     Exchange Act (17 CFR 240.13e-4(c))



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Item 2.05.  Costs Associated with Exit or Disposal Activities

     On November 29, 2007, our Board of Directors approved an action plan to reduce our newsprint and commercial printing papers production capacity by almost 1 million metric tons per year by the end of the first quarter of 2008. The reductions include the permanent closure of the Belgo (Shawinigan, Quebec) and Dalhousie (New Brunswick) mills, as well as the indefinite idling of the Donnacona (Quebec) and Mackenzie (British Columbia) mills. We will also indefinitely idle two Mackenzie sawmills directly supporting the Mackenzie paper operation. These facilities are not generating positive cash flows and represent approximately 600,000 metric tons of newsprint, 400,000 metric tons of commercial printing papers, and 500 million board feet of lumber capacities. Additionally, we will permanently close previously idled paper mills at Fort William (Thunder Bay, Ontario) and Lufkin (Texas), as well as the #3 Paper Machine at the Gatineau (Quebec) facility. The previously idled operations had a total capacity of approximately 650,000 metric tons.

     We estimate that we will incur cash closure costs of approximately $100 million related to severance and other closure charges as a result of these actions. Approximately $30 million of these closure costs will not impact our earnings and will be recorded as liabilities in the purchase price allocation of our subsidiary, Abitibi-Consolidated Inc., as they relate to facilities owned by Abitibi-Consolidated. In addition, we estimate we will incur an after-tax asset impairment charge of approximately $110-$130 million in the fourth quarter related to assets of our Bowater Incorporated subsidiary. An additional estimated $230-$270 million after-tax impairment charge related to assets owned by Abitibi-Consolidated is not expected to impact consolidated fourth quarter earnings as it will be eliminated by the fair value adjustments recorded in the purchase price allocation.

     Statements in this current report that are not reported financial results or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements about our planned reduction of newsprint and commercial printing papers production capacity, the closure or idling of certain of our paper and sawmills and the costs that actually will be incurred as a result of these actions. Forward-looking statements may be identified by the use of forward-looking terminology such as the words "will", "could", "expect",
"believe", "anticipate", and other terms with similar meaning indicating possible future events or actions or potential impact on our business or stockholders of AbitibiBowater. These forward-looking statements are not guarantees of future performance. They are based on management's assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, an inability to reduce newsprint and commercial printing capacity as quickly as anticipated, the continued strength of the Canadian dollar against the U.S. dollar, worsening industry conditions, and the costs of labor and of raw materials such as energy, chemicals and fiber. Additional factors are listed from time to time in AbitibiBowater's filings with the Securities and Exchange Commission and the Canadian securities regulatory authorities, including those factors contained in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007 and our registration statement on Form S-3 filed on October 29, 2007, under the caption "Risk Factors." All forward-looking statements in this news release are expressly qualified by information contained in our filings with the Securities and Exchange Commission and the Canadian securities regulatory authorities. AbitibiBowater disclaims any obligation to update or revise these forward-looking statements.

Item 2.06.  Material Impairments

     The information contained in Item 2.05 relating to asset impairment charges is incorporated into this Item 2.06 by reference.

Item 7.01.  Regulation FD Disclosure.

     On November 29, 2007, we issued a news release announcing several action plans, including an action plan to reduce our output of newsprint and commercial printing paper. The news release is attached as Exhibit 99.1 and incorporated by reference.

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Item 8.01.  Other Events

     On November 29, 2007, the Board of Directors decided to suspend the payment of dividends to shareholders.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.       Description
99.1              News Release, dated November 29, 2007


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                                    Signature

Pursuant to the requirements of the Securities Exchange Act of l934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                             ABITIBIBOWATER INC.

Date: December 5, 2007                       By:  /s/ Jacques P. Vachon
                                             -----------------------------------
                                             Name:  Jacques P. Vachon
                                             Title: Senior Vice President,
                                                    Corporate Affairs, Chief
                                                    Legal Officer and Secretary